Exhibit 10.3

Addendum No. 1 to Master Purchase Agreement dated February 14, 2006 between

RAINMAKER SYSTEMS, INC.

and

SUN MICROSYSTEMS, INC.

This Addendum Number 1 (“Addendum”), effective the 31st day of March, 2009 (“Addendum 1 Effective Date”), is made by and between Rainmaker Systems, Inc., with a place of business at 900 East Hamilton, Suite 400, Campbell, CA 95008 (“Supplier”) and Sun Microsystems, Inc., with a place of business at 4150 Network Circle, Santa Clara, CA 95054 (“Sun”).

WHEREAS Supplier and Sun entered into a certain Master Purchase Agreement effective February 14, 2006, Sun Contract Reference No. 3451-0207, under which Sun hired Supplier to perform labor, telesales and hosting services (the “Agreement”);

WHEREAS, Supplier and Sun will execute this Addendum on the Addendum 1 Effective Date; and

WHEREAS, Supplier and Sun desire to amend the Agreement and replace in its entirety the Hosting Services Exhibit with Exhibit A (“Application Services Agreement”) attached hereto and extend the Agreement, as amended; and

WHEREAS, Supplier and Sun desire the terms of the Agreement, as amended by this Addendum, to apply to all SOWs executed or superseded after the Effective Date of this Addendum 1.

NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein, it is hereby agreed by and between Supplier and Sun as follows:

A.	Cancellation of the Hosting Services Exhibit to the Agreement.

The parties hereby cancel and terminate the Hosting Services Exhibit in full, per the terms of the Agreement, and incorporate into the Agreement by this reference the terms of the License Agreement for Rainmaker Technology, entitled the “Application Services Agreement,” attached hereto as Exhibit A.

B.	Licensed Technology.

The license terms related to any Rainmaker technology and any third party technology provided by Supplier referenced or required by Sun for performance of the Services will be set forth in the separate License Agreement between the parties, a copy of which is attached as Exhibit A.

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [****]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

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C.	New Definitions to the Agreement.

Section 2, Definitions, of the Agreement is amended to add in the following new definitions:

25. “Service Information” means any information, including Personal Information, data, software, or files received by Supplier from or on behalf of Sun in connection with the performance of the Services hereunder.

26. “Sun Facilities” means the Sun site or facility identified by the parties that will be used by Supplier and Workers to the extent necessary to provide the Services.

27. “Supplier Facilities” means the Supplier site or facility identified by the parties that will be used by Sun and its employees, agents and contractors to the extent necessary to provide the Services.

28. “Sun Direct Competitor” means any entity, as well as their Affiliated Companies, which provide products or services that compete with the products or services provided by Sun to its customers as determined, and may be revised annually, by Sun; provided however that any such revisions shall not have a retroactive effect. A list of the Sun Direct Competitors as of the Addendum 1 Effective Date are set forth on Exhibit C.

D.	Revised, Deleted and New Sections of the Agreement.

1. Section 1 (“Scope”) of the Agreement is amended to add in the following new sub-Sections:

1.4 Country Joining Agreement. The parties agree that the performance of the programs and services under the Agreement may be provided in multiple countries. All of the parties’ rights and obligations shall apply with the same force and effect to any of Supplier and Sun’s Affiliated Companies (defined below) that are covered by the Agreement or those entities of Supplier and Sun that execute a “Country Joining Agreement.” The parties will negotiate in good faith any additional terms, conditions and schedules that are required to conduct business or provide services in any particular country. Any additional terms and conditions will be reflected in the Country Joining Agreement together with the corresponding schedules. Each Country Joining Agreement and the corresponding schedules will apply only to the country or geographic region for which the Country Joining Agreement was executed.

1.5 The Agreement is Binding on Affiliated Companies. The Agreement applies to and binds affiliated companies of Supplier and Sun that provide written notice of their acceptance of these terms. Written issuance of, or acknowledgment of acceptance of, a purchase order referencing the Agreement or execution of a Country Joining Agreement will constitute acceptance of the terms.

[****]=Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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2. The parties wish to revise sub-Section 6.2.1 (“Compliance with Laws”) in the first sentence as follows: “In connection with the performance of this Agreement and any SOW, Supplier will obtain . . . .” The remainder of this section will remain as written.

3. Sub-Section 3.5.4 (“No Hire Agreement”) is deleted in its entirety and replaced with the following:

3.5.4 Non-Solicitation.

****

4. Section 3.5 (“Workers”) is amended to add the following new Sub-Sections:

3.5.6 Communications to Employees. Supplier shall only communicate with Sun employees in accordance with the terms of this Agreement and any SOW or for the purposes of providing Services under this Agreement and its Ancillary Documents. Sun and Supplier each agree that they shall not communicate employment and contractual terms on behalf of the other.

3.5.7 Travel and Relocation Costs. Supplier shall be financially and operationally responsible for all travel and relocation requirements and costs caused by the transfer of location of Workers under this Agreement. Notwithstanding the foregoing, travel expenses of Workers may be reimbursed by Sun to Supplier in accordance with Sun’s Contractor Travel Guidelines as set forth in an SOW.

3.5.8 Material Staffing Changes. Supplier shall staff the projects to be performed in the SOW in accordance with the terms of the SOW. The expected staffing plan for the Services will be set forth in the SOW, as applicable. Material proposed or actual changes to the staffing levels and positions during the first twelve (12) months following the corresponding SOW Effective Date must be reported to Sun each month. A material change in staffing is considered to be any change of **** or more from each figure within the Workers projection tables of the SOW, if applicable. Any material proposed changes to staffing levels during this period are subject to Sun’s approval, which approval will be based on Sun’s reasonable satisfaction that such changes will not have an adverse impact on the Supplier’s ability to perform its obligations under the Agreement. The Parties agree that this review and approval does not constitute a derogation of Supplier’s management responsibilities.

3.5.9 Compensation. Supplier shall be responsible for determining the compensation and any bonuses paid to Workers.

3.5.10 Workers Are Not Sun Employees. Except as otherwise expressly set forth in this Agreement, the Parties intend to create an independent contractor relationship. No officer, director, employee, agent, affiliate, contractor or Subcontractor retained by Supplier to perform work on Sun’s behalf hereunder shall be an officer, director, employee, affiliate, contractor or Subcontractor respectively of Sun and no individual will be an agent of the other. Supplier, not Sun, has the right,

[****]=Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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power, authority and duty to supervise and direct the activities of the Workers and to compensate such Workers for any work performed by them on behalf of Sun pursuant to this Agreement. Supplier, and not Sun, shall be responsible and therefore solely liable for all acts and omissions of Supplier and Workers.

3.5.11 Replacement, Qualifications and Retention of Workers

3.5.11(a) Sufficiency and Suitability of Workers. Supplier shall assign sufficient Workers to provide the Services in accordance with this Agreement and such Workers shall possess suitable competence, ability and qualifications and shall be properly educated and trained for the Services they are to perform. Supplier shall ensure that the Workers it assigns to perform the Services for Sun under the terms of this Agreement are not included in any exclusion lists published by the United States government. It will also ensure that the most recent country of citizenship or permanent residency of these Workers is not subject to any trade embargoes or restrictions imposed by the United States government.

3.5.11(b)-

****

3.5.11(c)-

****

3.5.12

****

3.5.13 Conduct and Compliance. While at Sun Facilities, Workers shall; (a) comply with the Sun Rules and other rules and regulations regarding personal and professional conduct generally applicable to personnel at such Sun Facilities (and communicated to and received by Supplier in advance in writing or by any other means generally used by Sun to disseminate such information to its employees or contractors), other than those rules and regulations only applicable to Sun Personnel; (b) comply with reasonable requests of Sun personnel pertaining to personal and professional conduct; (c) attend workplace training offered by Sun at Sun’s request; and (d) otherwise conduct themselves in a businesslike manner. In addition and as permitted by applicable Laws, any Workers who works (or is scheduled to work) at Sun Facilities may be subject to a background check.

3.5.14 Identification of Workers. All Workers shall clearly identify themselves at Sun Facilities as Workers and not as employees of Sun. This requirement shall apply to any and all communications with Sun employees, whether oral, written or electronic.

[****]=Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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3.5.15 Substance Abuse. Supplier agrees to immediately remove any Workers who engage in substance abuse while on Sun Facilities, while driving a vehicle, or while performing Services. Substance abuse includes (a) the purchase, sale, attempted sale, possession or use of illegal drugs, and/or drug paraphernalia, (b) the misuse of prescription or non-prescription drugs, or (c) the irresponsible use or abuse of alcohol. Supplier represents and warrants that it has and will maintain substance abuse policies, in each case in conformance with Applicable Laws, (including the Drug Free Workplace Act of 1988, in the United States) and Workers will be subject to such policies. Supplier represents and warrants that it shall require its Subcontractors and Affiliated Companies providing Services to have and maintain such policy in conformance with Applicable Law and to adhere to this provision.

3.5.16 Union Agreements. Supplier shall provide Sun not less than ninety (90) days notice of the expiration of any collective agreement with unionized Workers who are Rainmaker employees.

3.5.17 Non-Disclosure Agreement. Each party shall ensure that all third parties to whom it provides Confidential Information under this Agreement shall be subject to a Confidentiality Agreement with provisions similar to those that exist between the parties.

5. Section 6 (“Compliance”) is amended to add the following new sub-Sections:

6.2.3 Compliance Data and Reports. At no additional charge, Supplier shall provide, at Sun’s reasonable request, Sun with data and reports in Supplier’s possession necessary for Sun to comply with all Applicable Laws.

6.2.4 Awareness of Laws. Supplier shall maintain general familiarity with the legal and regulatory requirements applicable specifically to the principal businesses of Supplier (including laws generally applicable to telesales and labor services). At Sun’s request, Workers shall participate in Sun provided legal compliance training programs.

6.2.5 Absence of Litigation. Each Party represents and warrants that no claim, litigation, proceeding, arbitration, investigation or material controversy is pending, has been threatened or is contemplated which, in its reasonable opinion, would have a material adverse effect on a Party’s ability to enter into this Agreement or perform its obligations hereunder.

6. A new Section 6.5 (“Sarbanes-Oxley Compliance”) is added to the Agreement as follows:

6.5 Sarbanes-Oxley Compliance.

6.5.1 Cooperation.

Upon Sun’s reasonable request, Supplier shall cooperate with Sun in respect to compliance with the Sarbanes-Oxley Act of 2002 and implementing regulations, (“SOX”), including in particular but without limitation the adequacy of internal control over financial reporting pursuant to Section 404 of SOX if and to the extent that Supplier’s services affect Sun’s SOX compliance. Accordingly, Supplier agrees to the following:

(a) Supplier shall maintain complete and accurate records and documentation of transactions, processes and controls performed for Sun, if any, especially as they relate to Sun’s financial information and any required disclosures thereof, which records and documentation will be subject to audit by Sun or its representatives as provided in Section 7 below; and

[****]=Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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(b) Supplier shall notify Sun immediately of any organization, security-related or other issues that Supplier knows or suspects may reasonably affect the ability of Sun to comply with SOX, including but not limited to any security-related issue that affects any Deliverable.

6.5.2 SAS Audit.

In addition to obligations under Section 6.5.1, if Supplier is providing any Services that (a) in whole or in part interface with, add to or modify any part of Sun’s information systems that process financial transactions, (b) are used in or support the preparation of financial reports, or (c) support the general control environment of such information systems, including without limitation program or project management and systems access or administration of the financial control environment (“Financial Control Services”), then this Section 6.5.2 applies. Otherwise, the provisions in this section 6.5.2 shall not apply.

(a) Supplier agrees to be subject to a security audit , no more than once each year, as it relates to this Agreement and the operations of Supplier in relation to the Financial Control Services provided pursuant to this Agreement (“Compliance Audit”). The Compliance Audit shall cover all of Supplier’s facilities and operations involved with the performance of the Financial Control Services and activities related to this Agreement, including an inspection of facilities, access to relevant systems, a review of relevant records and a review of relevant internal controls and procedures. If necessary for the proper conduct of such Compliance Audits, upon Supplier’s request, Sun shall, and shall use reasonable efforts to cause its auditors to, provide reasonable information to and cooperation with Supplier and its auditors, and to coordinate the related efforts of the auditors.

(b) The reports resulting from Compliance Audits shall be those known as “readiness reports” (reports on policies and procedures placed in operation and tests of operating effectiveness) in relation to SAS 70, or such other form as agreed to in writing by Sun (“Reports”). Sun may provide the Reports to its auditors, examiners, and other appropriate Third Parties. In addition, at any time at Sun’s request, Supplier shall provide Sun with a confidential copy of the then-current Report within ten (10) days of Sun’s request that Sun may provide to its auditors on a confidential basis. Sun acknowledges that the Reports will address multi-client purposes and that Supplier may use the Reports for other purposes in Supplier’s discretion, including by sharing such Reports with its own auditors and other customers.

(c) Each calendar quarter, an officer of Supplier shall certify to Sun in writing that Supplier maintains an adequate internal control structure and procedures for financial reporting that in all events complies with Applicable Laws.

[****]=Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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(e) The Compliance Audit and other procedures conducted pursuant to this Section 6.5.2 shall be designed and conducted in a manner consistent with prevailing industry standards for comparable audits or procedures, as such standards evolve, including as mutually agreed, changing from the SAS No. 70 standard to another standard in the future.

6.5.3 Further Cooperation.

The parties acknowledge that its obligations under the Compliance Rules, including without limitation Section 404 of SOX may change. Accordingly, the parties agree to cooperate to modify the requirements and obligations set forth in this Section 6.5 based on the evaluation and determination of these obligations by Sun’s auditors acting reasonably from time to time including such obligations as may arise due to changes in Compliance Rules, other Applicable Laws, or standard practices

7. Section 7 (“Records, Audit Rights”) is amended to add in the following new sub-Section:

7.4 Audit of Service Information. During the Term of this Agreement and continuing until Supplier no longer has possession of any Service Information, Supplier shall permit Sun, or Sun’s independent, professionally qualified representative bound by a duty of confidentiality to audit, examine, and inspect, at Supplier’s facilities and during normal business hours all processes and controls performed for Sun or as part of this Agreement to comply with the requirements of this Section 7.4 and to review and make copies of all relevant records and documentation for the purpose of determining such Supplier compliance.

8. Section 8.2 (“Data Privacy”) of the Agreement is deleted in its entirety and replaced with the following:

8.2 Data Privacy and Protection of Personal Information

8.2.1 “Sun Personal Information” means any information or data received by Supplier from or on behalf of Sun in connection with the performance of the Services hereunder that (1) identifies an individual person or from which identification of an individual person can be derived, including name, tax payer or other identification number, address, telephone number, email address or credit card information; or (2) is linked to an identified individual, such as birth date, gender or marital status.

“Supplier Personal Information” means any information or data received by Sun from or on behalf of Supplier in connection with this Agreement that (1) identifies an individual person or from which identification of an individual person can be derived, including name, tax payer or other identification number, address, telephone number, email address or credit card information; or (2) is linked to an identified individual, such as birth date, gender or marital status.

8.2.2 Use of Personal Information. Supplier use of any Sun Personal Information shall be done solely on behalf of Sun for the purpose of providing the Services to Sun. Supplier shall use Sun Personal Information only in accordance with such instructions as Sun may from time to time provide or as reasonably necessary for the purpose of providing the Services; Supplier shall not use any Sun Personal Information in any manner that is not specifically required to provide the Services.

[****]=Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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8.2.3 Request for Access. Unless explicitly directed to do so by Sun, Supplier shall not respond to any requests for access to Sun Personal Information from anyone other than Sun or from a governmental agency with a subpoena or similar legal document compelling disclosure by Supplier. In the event of any request for access to Sun Personal Information, Supplier shall immediately notify Sun in writing, unless such notice is expressly prohibited by law.

8.2.4 Transfer Across International Borders. Sun hereby acknowledges that Services will require Supplier to receive, access, or transmit Sun Personal Information across international borders, and that Sun will assure its own compliance with relevant laws. The parties agree that they will each enter into appropriate data transfer agreements with Sun and/or others as necessary to assure compliance with applicable laws related to data privacy, security, and data protection across international borders.

8.2.5 Security Breach and Notice. Supplier will immediately notify Sun of any actual or suspected unauthorized access to, disclosure of, or breach in the security of Sun Personal Information in Supplier’s possession or control (a “Security Incident”). In the event of a Security Incident, Supplier shall cooperate with Sun with respect to preventing the Security Incident from continuing or recurring, investigating the cause, and prosecuting Sun’s rights as reasonably determined by Sun. If Sun reasonably determines that it is necessary for Sun to notify any individuals, regulators, law enforcement agencies, consumer reporting agencies, or others about the occurrence of the Security Incident or if Sun determines that credit monitoring-type or similar remediation shall be offered to affected persons as a result of the Security Incident, then, without limiting Sun’s remedies with respect to the Security Incident, Supplier shall be responsible for the cost and expense of any such notice, and/or remediation if the Security Incident was caused by Supplier or its agents.

8.2.6 Inability to Comply. Supplier shall promptly inform Sun if for any reason Supplier cannot comply with the obligations in this Section 8.2 and its subparts. In such event Sun is entitled to suspend Supplier’s access, use and/or transfer of Sun Personal Information until such time as Supplier is able to comply and/or, at Sun’s sole discretion, to terminate this Agreement, or relevant part thereof, without penalty.

8.2.7 Return or Destruction. All Sun Personal Information is and will remain the property of Sun and all Supplier Personal information shall remain the property of Supplier. Upon either party’s written request at any time during the term of the Agreement, the other party shall (a) return the Sun Personal Information to Sun or its agent or the

[****]=Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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Supplier Personal Information to Supplier or its agent or (b) destroy the Sun Personal Information or Supplier Personal Information as set forth in such written request. To the extent that Supplier’s performance of Services is contingent upon use of such recalled or destroyed Sun Personal Information, Supplier’s further performance of such Services shall be excused.

8.2.8 Duty to Protect. This section applies if in the course of Supplier’s performance under this Agreement, Supplier has access to Sun Personal Information or Sun has access to Supplier’s Personal Information. At all times during the term of this Agreement, each party shall (a) maintain appropriate technical and organizational measures to protect Personal Information that it uses under the terms of this Agreement against unauthorized or unlawful transfer, processing or alteration and against accidental access, loss, damage, processing, use, transfer or destruction; (b) provide reliable and secure systems operated by it or on its behalf of that process Personal Information in connection with this Agreement; and (c) comply with all applicable privacy and data protection laws governing customer, contractor and/or employee data.

8.2.9 Duration. Notwithstanding any other terms of this Agreement, each party’s obligations to keep Personal Information in strict confidence shall continue so long as such party maintains any such Personal Information. Also notwithstanding the terms of the confidentiality provisions of this Agreement, there shall be no exception to any confidentiality obligations with respect to Personal Information on account of any of the Personal Information being publicly known or available through alternate (i.e., non-confidential or non-private) sources.

8.2.10 Notice to Supplier Employee. Supplier shall assure that all of its employees, agents, and Subcontractors that perform any Services related to Sun’s Personal Information shall be advised of, trained, and required by Supplier to comply with the requirements of this Section 8.2. In all events, Supplier shall be liable to Sun for any breach of these obligations by any of such employees, agents, and Subcontractors.

8.2.11 Survival. The obligations to protect the Personal Information as set forth herein shall survive termination and expiration of this Agreement until all of the Personal Information is destroyed or returned. Each party shall ensure the continued confidentiality and security of the Personal Information under no less strict standards than those imposed herein, and shall not make any use of the Personal Information, except as may be required by law. Supplier shall maintain documentation of the destruction and at Sun’s request shall certify the destruction of the Sun Personal Information.

8.2.12 Indemnification. In the event of any breach of its obligations under this Section 8.2, the breaching party will defend the indemnified party and its affiliated companies, and their respective customers, officers, directors,

[****]=Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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employees, agents, contractors, service providers, assigns and successors from and against any and all claims, demands, actions, proceedings, or suits, and hold them harmless from any resulting loss, damage, expense, cost (including attorney’s fees) and liability.

8.2.13 Compliance with Data Privacy Laws. Without limiting the foregoing, with respect to any Personal Information, each party shall provide the other with such assistance as may reasonably required to fulfill the respective party’s responsibilities under all Applicable Laws related to privacy. Such laws include all existing and future laws related to processing, collection, dissemination, storage and destruction of Personal Information, data privacy, trans-border data flow or data protection, including the implementing legislation and regulations of the European Union member states under the European Union Directive 95/46/EC.

8.2.14 Consumer Calling Campaigns. The parties acknowledge and agree that Supplier is not providing consumer calling campaigns for Sun and shall not provide any such services, nor shall the parties enter into any SOW or Ancillary Document for such services without amending this Addendum or the Agreement to include representations and warranties, and provisions for division of responsibilities and indemnities related thereto, regarding Federal and State Do-Not-Call, Privacy and SPAM laws.

9. New Section 17 (“Sun Facilities and Assets Associated with the Provision of Services”), is added as follows:

17. Sun Facilities, Supplier Facilities and Assets Associated with the Provision of Services

17.1 Physical Security. Sun is responsible for the physical security of the Sun Facilities, provided that Supplier shall be responsible for: (i) compliance with Sun’s physical security standards, requirements and procedures then in effect at the Sun Facilities as described in Exhibit B, and any minimum legal requirements; and (ii) the safety and physical access and control of the areas that Supplier is using in performing the Services and Supplier shall not permit any person to have access to, or control of, any such area unless such access or control is permitted in accordance with control procedures approved by Sun or any higher standard agreed to by Sun and Supplier. Supplier shall be solely responsible for compliance by Workers with such control procedures, including obtaining advance approval to the extent required.

17.2 Security. Supplier shall maintain and enforce and be responsible for Supplier’s employees’, agents’ and Subcontractors’ compliance with the operational, safety and security standards, requirements and procedures then in effect at the Sun Facilities described in Exhibit B, as such standards, requirements and procedures may be modified by Sun from time to time provided Sun gives Supplier prior written notice of such operational, safety and security standards, requirements and procedures (including modifications) then in effect at the Sun Facilities.

[****]=Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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17.3 Sun Rules and Compliance. Sun is responsible for the physical security of the Sun Facilities, provided that in performing the Services and using the Sun Facilities, Supplier shall observe and comply with all Sun policies, rules, and regulations applicable to Sun Facilities or applicable to the provision of the Services, which have been provided to and received by Supplier or Workers in advance by such means as are generally used by Sun to disseminate such information to its employees or contractors, including any Sun rules of conduct and those applicable to specific Sun Facilities, to the extent provided to Supplier, but excluding those aspects of Sun’s rules that are expressly stated as only being applicable to Sun employees. Supplier shall be responsible for the distribution of Sun Rules to Workers to the extent necessary and appropriate. Additions or modifications to the Sun Rules will be communicated by Sun to Supplier or Workers by such means generally used by Sun to disseminate such information to its employees or contractors. Supplier and Workers shall observe and comply with such additional or modified Sun Rules, it receives but excluding those aspects of the Sun Rules that are expressly stated as only being applicable to Sun employees.

17.4 Compliance with Applicable Laws at the Supplier and Sun Facilities. Supplier, Workers and Sun employees, agents and contractors shall familiarize themselves with the premises and operations at each Sun or Supplier Facility at or from which Services are rendered and the Sun or Supplier rules applicable to each such site and provided by Sun or Supplier as applicable. Supplier, Workers and Sun employees, agents and contractors shall observe and comply with all Applicable Laws related to the use of each Sun or Supplier Facility or the provision of the services at the Sun or Supplier Facility, including environmental laws and laws regarding all industrial insurance, security, occupational health and safety, and export compliance.

17.4.1 In providing Services and performing its obligations under this Agreement, Supplier shall: be responsible for the equipment, software, systems and services supplied by Supplier in accordance with all Applicable Laws and shall be responsible for any acts or omissions of Workers in contravention of such Applicable Laws. Supplier and Workers also shall observe and comply with all Sun Rules with respect to safety, health, security and the environment, to the extent provided to and received by Supplier, and shall take all necessary and appropriate precautions to avoid injury, property damage, spills or emissions of hazardous substances, materials or waste, and other dangers to persons, property or the environment. To the extent required by Sun, Workers shall receive prescribed training prior to entering certain Sun Facilities.

17.5 Condition of the Facilities. The Parties agree that the Sun or Supplier Facilities to be used by the other Party in performance of the Services will be in suitable and good working condition consistent with the industry and will contain all necessary tools and utilities (e.g., phone lines, computers, work stations, etc.) for the Workers or the Sun employees to perform its obligations under the SOW. Workers and Sun employees using the Sun or Supplier Facilities will be treated in line with each Party’s treatment of its own employees and consistent with the terms of this Agreement and any SOW.

[****]=Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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10. New Section 21, Security Procedures, is added as follows:

21. SECURITY PROCEDURES

Supplier shall comply with Sun Security Procedures described on Exhibit C or otherwise provided to Supplier. Subject to applicable security requirements, Sun will permit Workers to use certain facilities (e.g., designated parking facilities, cafeteria, and common facilities) at the Sun facilities that are generally made available to contractors of Sun. Workers will not be permitted to use Sun Facilities designated by Sun for the exclusive use of certain Sun employees and will not be entitled to the provision or reimbursement of paid parking by Sun.

11. Section 12.1 (“Supplier Indemnification”) is amended to add the following new sub-Sections:

12.1.1 (d) Government Claims. Claims by government regulators or agencies for fines, penalties, sanctions, underpayments or other remedies to the extent such fines, penalties, sanctions, underpayments or other remedies caused by Supplier’s failure to perform its responsibilities under this Agreement.

12.1.1(e) ****.

12.1.1(f) ****

Section 12.1 is additionally amended as follows:

Section 12.1.1(a) shall be amended to read as follows: “personal injury (including death) or tangible property damage caused by any negligent or intentional acts or omissions of Supplier.”

12. Section 16.5 is revised to include the following at the end of the Section:

. . . Supplier, in furnishing services to Sun, is acting as an independent contractor, and Supplier has the sole obligation to supervise, manage, contract, direct, procure, perform or cause to be performed, all work to be performed by Supplier under this Agreement.

13. A new Section 16.10 (“Force Majeure: Disaster Recovery”) is added as follows:

16.10 Force Majeure: Disaster Recovery. No Party shall be liable for any default or delay in the performance of its obligations under this Agreement or any Companion Agreement if and to the extent such default or delay is caused, directly or indirectly, by fire, flood, earthquake, elements of nature or acts of God, wars, riots, civil disorders (other than strikes or other labor action that are specific to Supplier), rebellions or revolutions, acts of terrorism or any other similar

[****]=Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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cause beyond the reasonable control of such Party except to the extent that the non-performing Party is at fault in failing to prevent or causing such default or delay, and provided that such default or delay can not reasonably be circumvented by the non-performing Party through the use of commercially reasonable alternate sources, workaround plans or other means. A strike, lockout or labor dispute involving Workers shall not excuse Supplier from its obligations hereunder.

14. A new Section 14.3.5 (“Procedure upon Termination”) shall be added as follows:

Upon any termination of an SOW by Sun for any reason, at Sun’s request Supplier will assist Sun by providing transition services which shall be agreed upon by the parties and Sun shall be obligated to pay for such services at rates agreed upon by the parties in writing. Upon expiration of the Transition Period, if applicable, or if not applicable, then upon any termination of an SOW or this Agreement, (a) Supplier shall cease providing Services,; and (b) Supplier shall, within ten (10) days or such reasonable time after termination, provide or return to Sun all Sun Resources, Sun Confidential Information, and other Deliverables owned by Sun pursuant to the Agreement.

15. Section 16.1 (“Notices”) shall be amended as follows:

Notices to Supplier shall be sent to Rainmaker Systems Inc.,

Attn:	CFO/Legal 900 East Hamilton Ave. Suite 400, Campbell, CA 95008.

16. A new section 16.11 (“Government Calls”) shall be added as follows:

16.11 Government Calls. If the scope of any Statement of Work includes Supplier’s handling of calls or related to data associated with Sun contracts with US government agencies (“Government Contracts”), such calls will be processed in the United States by Rainmaker Personnel who are US Citizens, and who are Rainmaker employees, not contractors. Such calls will be processed in a discrete portion of the Rainmaker or Sun Facility servicing such calls and will be received via a separate phone number from other services provided by Rainmaker in such facility. Additionally, Rainmaker will maintain the data on IT systems that are located in the United States, and access to those systems will be limited to US citizens only (including all Workers, end users and back-end system administrators). This requirement shall exist as the result of a specific US governmental regulation or requirement contained in Sun’s Government Contracts. Rainmaker will establish a process for verifying US citizenship of affected employees, and, at Sun’s request, will certify to Sun that the Rainmaker Personnel providing services associated with Government Contracts are US citizens.

17. All terms and conditions of the Agreement which are not inconsistent with the terms of this Addendum shall remain in full force and effect.

[****]=Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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RAINMAKER SYSTEMS, INC.		SUN MICROSYSTEMS, INC.

By	/s/ Steve Valenzuela	By	/s/ Mary Beth Walker
Title:	Chief Financial Officer	Title:	Vice President - GBO

[****]=Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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